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                                               Filed Pursuant to Rule 424(B)(3)
                                               Registration No. 33-90268


                            SUPPLEMENT TO PROSPECTUS
                             DATED JANUARY 19, 1996

                                2,850,000 SHARES

                              COVENTRY CORPORATION

                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)

                            -----------------------

         The Prospectus, dated January 19, 1996 (the "Prospectus"), to which this Supplement, dated December 3, 1996 (the "Supplement"), is attached, relates to the resale of up to 2,850,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), of Coventry Corporation ("Coventry") issued pursuant to the terms of an Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 3, 1995, as amended as of April 28, 1995, and as further amended June 30, 1995, by and among Coventry, Coventry Acquisition of Florida, Inc. and HealthCare USA, Inc., and sold or to be sold by certain persons (the "Selling Stockholders").

         R. Ernest Ferrell, M.D., a Selling Stockholder, has transferred 50,000 shares of Common Stock owned by him to National Financial Services Corp. fbo Fidelity Investments Charitable Gift Fund ("Fidelity"). Fidelity may offer and sell such shares of Common Stock from time to time as described under the heading "Plan of Distribution" in the Prospectus. See "Plan of Distribution" and "Selling Stockholders" in the Prospectus.

                The date of this Supplement is December 3, 1996.